                                                              Exhibit 99.A(5)(9)
--------------------------------------------------------------------------------


        LIFE INSURED   JOHN  M  DOE

      POLICY NUMBER   1 234 567

--------------------------------------------------------------------------------

FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE                       POLICY VALUES ALLOCATED TO AN INVESTMENT ACCOUNT REFLECT THE
POLICY.                                                        INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNT. INVESTMENT
ADJUSTABLE DEATH BENEFIT.                                      OPTIONS DESCRIBED IN THE "POLICY VALUE COMPOSITION" AND THE
FLEXIBLE PREMIUMS PAYABLE DURING THE LIFE INSURED'S LIFETIME.  "INVESTMENT OPTIONS" PROVISIONS. NON-PARTICIPATING (NOT ELIGIBLE
                                                               FOR DIVIDENDS).

--------------------------------------------------------------------------------

In this policy "you" and "your" refer to the owner of the policy. "We", "us" and "our" refer to The Manufacturers Life Insurance Company of America.

If the life insured dies while the policy is in force, we will pay the Insurance Benefit to the beneficiary, subject to the provisions of the policy. The life insured and the beneficiary are named on page 3 and the application for this policy, a copy of which is attached to this policy.

YOUR NET PREMIUMS ARE ADDED TO YOUR POLICY VALUE. YOU MAY ALLOCATE THEM TO ONE OR MORE OF THE INVEST-MENT ACCOUNTS AND TO THE GUARANTEED INTEREST ACCOUNT.

THE PORTION OF YOUR POLICY VALUE THAT IS IN AN INVESTMENT ACCOUNT WILL VARY FROM DAY TO DAY. THE AMOUNT IS NOT GUARANTEED; IT MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS FOR THE INVESTMENT ACCOUNTS THAT YOU HAVE CHOSEN.

THE PORTION OF YOUR POLICY VALUE THAT IS IN THE GUARANTEED INTEREST ACCOUNT WILL ACCUMULATE, AFTER DEDUCTIONS, AT RATES OF INTEREST WE DETERMINE. SUCH RATES WILL NOT BE LESS THAN 4% A YEAR.

THE AMOUNT OF THE INSURANCE BENEFIT, OR THE DURATION OF THE INSURANCE COVERAGE, OR BOTH, MAY BE VARIABLE OR FIXED AS DESCRIBED IN THE "PAYMENT OF PREMIUMS" PROVISION AND THE "INSURANCE BENEFIT" PROVISION.

READ YOUR POLICY CAREFULLY.  IT IS A CONTRACT BETWEEN YOU AND US.

RIGHT TO RETURN POLICY. WITHIN EITHER (1) TEN DAYS AFTER YOU RECEIVE YOUR POLICY; OR (2) FORTY-FIVE DAYS AFTER YOU SIGN THE APPLICATION; OR (3) TEN DAYS AFTER WE MAIL OR DELIVER A NOTICE OF RIGHT OF WITHDRAWAL, YOU CAN RETURN THE POLICY FOR CANCELLATION BY DELIVERING OR MAILING IT TO US OR TO THE AGENT WHO SOLD IT. IMMEDIATELY ON DELIVERY OR MAILING, THE POLICY WILL BE VOID FROM THE BEGINNING. WE WILL REFUND IN FULL THE PREMIUM PAID.

--------------------------------------------------------------------------------

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA

    A STOCK COMPANY
/s/ President           /s/ Secretary                      [LOGO]
                                                     MANULIFE FINANCIAL
--------------------------------------------------------------------------------
0644ua

                                TABLE OF CONTENTS

                                                                           PAGE

 Policy Information.........................................................3
 Table Of Guaranteed Maximum Cost Of Insurance Rates........................4
 Definitions................................................................5
 Payment Of Premiums........................................................6
 Termination................................................................8
 Reinstatement..............................................................8
 Insurance Benefit..........................................................8
 Policy Value...............................................................9
 Policy Value Composition..................................................10
 Investment Options........................................................12
 Policy Loan Conditions....................................................13
 Changing The Death Benefit Option Or The Face Amount......................15
 Surrender For Cash........................................................17
 Right To Postpone Payment Of Benefits.....................................21
 Right To Return Policy Or Cancel Increases................................21
 Age And Sex...............................................................21
 Suicide...................................................................22
 Beneficiary...............................................................22
 Ownership And Assignment..................................................22
 Protection Against Creditors..............................................22
 Currency And Place Of Payment.............................................23
 Contract..................................................................23
 Validity..................................................................23
 Non-Participating.........................................................23
 How Values Are Computed...................................................23
 Annual Statement..........................................................23
 Tax Considerations........................................................24

 A copy of the application, any supplementary benefits, and any endorsements will follow page 24.


0644-021ua                           Page 2

                               POLICY INFORMATION




   LIFE INSURED   JOHN M. DOE                     AGE AT POLICY DATE:         35

  POLICY NUMBER   1,234,567                       POLICY DATE:    AUGUST 1, 1992

          OWNER   JOHN M. DOE                     ISSUE DATE:  SEPTEMBER 1, 1992

    BENEFICIARY   AS DESIGNATED IN THE APPLICATION OR SUBSEQUENTLY CHANGED

           PLAN   FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE, NON-PARTICIPATING

    FACE AMOUNT   $50,000

  DEATH BENEFIT   OPTION 1

            SEX   MALE

   PREMIUM MODE   ANNUALLY

   BEGINNING ON
 MON  DAY  YEAR   PLANNED PREMIUM
 AUG  01   1992   $600

     RATE CLASS   STANDARD NON-SMOKER

     ADDITIONAL   $0.00 PER $1,000 OF FACE AMOUNT
           RATE   $0.00 PER $1,000 OF FACE AMOUNT FOR 0 YEARS
                  0% OF THE COST OF INSURANCE

THIS POLICY PROVIDES LIFE INSURANCE COVERAGE FOR THE LIFETIME OF THE LIFE INSURED IF SUFFICIENT PREMIUMS ARE PAID. PREMIUM PAYMENTS IN ADDITION TO THE PLANNED PREMIUM SHOWN MAY NEED TO BE MADE TO KEEP THIS POLICY AND COVERAGE IN FORCE.

                POLICY INFORMATION (CONTINUED) - POLICY 1,234,567

                            TABLE OF EXPENSE CHARGES




CHARGE FOR APPLICABLE TAXES (OTHER THAN TAXES DESCRIBED IN THE POLICY VALUE COMPOSITION PROVISION):

     TWO DEDUCTIONS ARE MADE FROM EACH PREMIUM PAYMENT:

        2.35% FOR STATE AND LOCAL TAXES, AND
        1.25% FOR FEDERAL TAXES

MONTHLY ADMINISTRATIVE CHARGE:

     THE FOLLOWING AMOUNT IS DEDUCTED MONTHLY FROM THE POLICY VALUE:

        (a) $0.01 PER $1,000 OF FACE AMOUNT, PLUS $35 DURING THE FIRST POLICY YEAR, AND
        (b)  $0.01 PER $1,000 OF FACE AMOUNT, PLUS $10 DURING EACH SUBSEQUENT
             YEAR

MORTALITY AND EXPENSE RISKS CHARGE:

     THE FOLLOWING AMOUNT IS DEDUCTED MONTHLY FROM THE INVESTMENT ACCOUNT VALUE.

        0.075% UNTIL THE LATER OF THE TENTH POLICY ANNIVERSARY AND THE LIFE INSURED'S AGE 60

        0.0375% AFTER THE LATER OF THE TENTH POLICY ANNIVERSARY AND THE LIFE INSURED'S AGE 60

INVESTMENT MANAGEMENT FEE:

        0.50% ANNUALLY ASSESSED AGAINST THE SERIES FUND. THIS IS THE GUARANTEED MAXIMUM FEE AND THE CURRENT FEE UNDER THE POLICY.


                                    Page 3.1

                POLICY INFORMATION (CONTINUED) - POLICY 1,234,567

DEFERRED UNDERWRITING CHARGE:

     $6.00 FOR EACH $1,000 OF FACE AMOUNT, TO A MAXIMUM CHARGE OF $3,000 FOR EACH LEVEL OF COVERAGE. (LEVEL OF COVERAGE REFERS TO THE INITIAL FACE AMOUNT AND EACH SUBSEQUENT INCREASE IN FACE AMOUNT.)

     THIS AMOUNT WILL BE DEDUCTED FROM THE POLICY VALUE UNDER CERTAIN CONDITIONS. IT WILL REDUCE OVER TIME ACCORDING TO THE GRADING PERCENTAGES SHOWN BELOW. SEE THE POLICY VALUE, CHANGING THE DEATH BENEFIT OPTION OR THE FACE AMOUNT, AND SURRENDER FOR CASH PROVISIONS FOR DETAILS.


        TABLE OF GRADING PERCENTAGES FOR THE DEFERRED UNDERWRITING CHARGE
        -----------------------------------------------------------------

                                                          Ages

    Month*          0-50              51                   52                    53                 54              55+
      12          100.00%           100.00%             100.00%                100.00%            100.00%         100.00%
      24          100.00%           100.00%             100.00%                100.00%            100.00%         100.00%
      36          100.00%           100.00%             100.00%                100.00%            100.00%         100.00%
      48          100.00%           100.00%             100.00%                100.00%            100.00%         100.00%
      60          100.00%           100.00%             100.00%                100.00%            100.00%         100.00%
      72           90.00%            88.89%              87.50%                 85.71%             83.33%          80.00%
      84           80.00%            77.78%              75.00%                 71.43%             66.67%          60.00%
      96           70.00%            66.67%              62.50%                 57.14%             50.00%          40.00%
     108           60.00%            55.56%              50.00%                 42.86%             33.33%          20.00%
     120           50.00%            44.44%              37.50%                 28.57%             16.67%              0%
     132           40.00%            33.33%              25.00%                 14.28%                 0%
     144           30.00%            22.22%              12.50%                     0%
     156           20.00%            11.11%                  0%
     168           10.00%                0%
     180               0%

* FOR POLICY MONTHS NOT SHOWN, THE GRADING PERCENTAGE CAN BE FOUND BY INTERPOLATION.



                                    Page 3.2

                POLICY INFORMATION (CONTINUED) - POLICY 1,234,567

DEFERRED SALES CHARGE:

     THE MAXIMUM AMOUNT IS 50% OF PREMIUMS PAID, UP TO A CERTAIN NUMBER OF TARGET PREMIUMS, AS SHOWN BELOW. (THERE MAY BE A LIMITATION ON THE SALES CHARGE DURING THIS PERIOD AS DESCRIBED UNDER THE DEFERRED SALES CHARGE LIMITATION SECTION OF THE SURRENDER FOR CASH PROVISION).

     THE DEFERRED SALES CHARGE WILL BE DEDUCTED FROM THE POLICY VALUE UNDER CERTAIN CONDITIONS, EXCEPT AS DESCRIBED BELOW FOR AGES 0-3. THE AMOUNT CHANGES OVER TIME ACCORDING TO THE GRADING PERCENTAGES SHOWN ON PAGE 3.4. SEE THE FOLLOWING PROVISIONS FOR DETAILS: POLICY VALUE, CHANGING THE DEATH BENEFIT OPTION OR THE FACE AMOUNT, AND SURRENDER FOR CASH.



                                   NUMBER OF TARGET PREMIUMS SUBJECT TO DEFERRED SALES CHARGE
                                    ----------------------------------------------------------
                                       (APPLICABLE TO THE INITIAL FACE AMOUNT AND INCREASES)


              $250,000 OR        UNDER                    $250,000 OR          UNDER                    $250,000 OR         UNDER
  AGE            MORE           $250,000        AGE           MORE            $250,000       AGE           MORE            $250,000

   0*          -0.031            -0.039          30          1.319             1.648          60           2.356            2.945
   1*          -0.144            -0.180          31          1.366             1.707          61           2.375            2.968
   2*          -0.081            -0.102          32          1.415             1.768          62           2.399            2.998
   3*          -0.020            -0.025          33          1.459             1.823          63           2.425            3.031
   4            0.037             0.046          34          1.503             1.878          64           2.367            2.959
   5            0.096             0.120          35          1.542             1.927          65           2.259            2.824
   6            0.166             0.207          36          1.590             1.987          66           2.113            2.641
   7            0.221             0.276          37          1.633             2.041          67           1.992            2.490
   8            0.281             0.351          38          1.672             2.090          68           1.875            2.344
   9            0.340             0.425          39          1.718             2.147          69           1.777            2.222
  10            0.391             0.488          40          1.756             2.195          70           1.679            2.099
  11            0.453             0.566          41          1.790             2.237          71           1.583            1.979
  12            0.514             0.642          42          1.832             2.290          72           1.486            1.857
  13            0.560             0.700          43          1.869             2.336          73           1.392            1.740
  14            0.614             0.767          44          1.904             2.380          74           1.315            1.644
  15            0.560             0.700          45          1.937             2.421          75           1.238            1.547
  16            0.606             0.757          46          1.969             2.461          76           1.161            1.451
  17            0.658             0.822          47          2.000             2.500          77           1.083            1.354
  18            0.718             0.897          48          2.032             2.540          78           1.007            1.259
  19            0.767             0.958          49          2.062             2.577          79           0.945            1.182
  20            0.817             1.021          50          2.093             2.616          80           0.885            1.106
  21            0.870             1.087          51          2.123             2.653          81           0.829            1.037
  22            0.924             1.155          52          2.154             2.692          82           0.779            0.973
  23            0.973             1.216          53          2.182             2.727          83           0.732            0.915
  24            1.026             1.282          54          2.211             2.763          84           0.687            0.859
  25            1.075             1.343          55          2.234             2.792          85           0.644            0.806
  26            1.125             1.406          56          2.259             2.823          86           0.604            0.755
  27            1.177             1.471          57          2.284             2.855          87           0.566            0.708
  28            1.228             1.535          58          2.307             2.883          88           0.529            0.661
  29            1.274             1.592          59          2.333             2.916          89           0.493            0.616
                                                                                              90           0.484            0.605

* The negative Number Of Target Premiums produces a negative Deferred Sales Charge. When combined with the Deferred Underwriting Charge, the negative Deferred Sales Charge reduces the total surrender charge.


                                    Page 3.3

                POLICY INFORMATION (CONTINUED) - POLICY 1,234,567

DEFERRED SALES CHARGE (CONTINUED):

     THE DEFERRED SALES CHARGE WILL CHANGE ACCORDING TO THE FOLLOWING TABLE OF GRADING PERCENTAGES.


           TABLE OF GRADING PERCENTAGES FOR THE DEFERRED SALES CHARGE
           ----------------------------------------------------------

                      END OF POLICY                 GRADING
                          YEAR*                    PERCENTAGE
                      -------------                ----------
                            1                       100.00%
                            2                       100.00%
                            3                        98.88%
                            4                        97.39%
                            5                        96.02%
                            6                        96.02%
                            7                        96.02%
                            8                        96.02%
                            9                        89.93%
                           10                        71.94%
                           11                        57.55%
                           12                        43.17%
                           13                        28.78%
                           14                        14.39%
                           15                            0%

* FOR POLICY MONTHS NOT SHOWN, THE GRADING PERCENTAGE CAN BE FOUND BY INTERPOLATION.



                                    Page 3.4

                POLICY INFORMATION (CONTINUED) - POLICY 1,234,567

                                 TABLE OF VALUES

     REFER TO YOUR POLICY PROVISIONS FOR DETAILS ON THE TERMS AND VALUES SHOWN IN THIS TABLE.

GUIDELINE ANNUAL PREMIUM (GAP)                                       $682.13

TARGET PREMIUM                                                       $369.50

GUIDELINE SINGLE PREMIUM                                             $9,770.25

GUIDELINE LEVEL PREMIUM                                              $787.85

MINIMUM ANNUAL PREMIUM (DEATH BENEFIT GUARANTEE)*
-  TO THE POLICY ANNIVERSARY NEAREST AGE 70                          $596.00
-  AGE 70 AND AFTER                                                  $655.50

NO LAPSE GUARANTEE PREMIUM**                                         $369.50

MINIMUM FACE AMOUNT                                                  $50,000

MINIMUM FACE AMOUNT INCREASE OR DECREASE                             $50,000

MINIMUM PAYMENT AMOUNT                                               $50.00
-   IF PAYABLE BY PRE-AUTHORIZED PLAN                                $10.00

MINIMUM TRANSFER AMOUNT                                              $500.00

TRANSFER FEE                                                         $35.00

MAXIMUM GUARANTEED INTEREST
ACCOUNT TRANSFER PERCENTAGE                                          15%

MINIMUM PARTIAL NET CASH SURRENDER
VALUE WITHDRAWAL                                                     $500.00

PARTIAL WITHDRAWAL PERCENTAGE                                        10%

MINIMUM LOAN AMOUNT                                                  $500.00

ANNUAL LOAN INTEREST RATE                                            5.75%
LOAN INTEREST CREDITED DIFFERENTIAL
-  REGULAR LOAN AMOUNTS                                              1.75%
-  SELECT LOAN AMOUNTS                                               0.00%

DEATH BENEFIT DISCOUNT FACTOR                                        1.0032737

FIRST YEAR GUARANTEED MONTHLY                                        0.140
COST OF INSURANCE RATE PER THOUSAND

* ELECTED: THE DEATH BENEFIT GUARANTEE AS DESCRIBED IN THE PAYMENT OF PREMIUMS PROVISION IS APPLICABLE TO YOUR POLICY.

** ELECTED: SEE THE NO LAPSE GUARANTEE SUPPLEMENTARY BENEFIT ATTACHED TO YOUR POLICY FOR DETAILS.


                                    Page 3.5

                POLICY INFORMATION (CONTINUED) - POLICY 1,234,567

                            LIST OF INVESTMENT FUNDS


THE SEPARATE ACCOUNT IS AUTHORIZED TO INVEST IN SHARES OF MANULIFE SERIES FUND, INC. OR ANOTHER INVESTMENT COMPANY. EACH SUB-ACCOUNT OF THE SEPARATE ACCOUNT PURCHASES SHARES IN THE FUNDS LISTED BELOW. WE WILL INFORM YOU OF ANY CHANGES IN THE AVAILABLE FUNDS.

YOU MAY ALLOCATE NET PREMIUMS TO ANY OF THE FUNDS. YOUR INITIAL INVESTMENT ALLOCATION IS SHOWN IN THE APPLICATION FOR THE POLICY.

SEE THE FOLLOWING PROVISIONS FOR DETAILS: POLICY VALUE, POLICY VALUE COMPOSITION, AND INVESTMENT OPTIONS.



MANUFACTURERS INVESTMENT TRUST PORTFOLIOS AND INVESTMENT OBJECTIVES

(1) THE PACIFIC RIM EMERGING MARKETS TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL.

(2) THE SCIENCE AND TECHNOLOGY TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL. CURRENT INCOME IS INCIDENTAL TO THE PORTFOLIO'S OBJECTIVE.

(3) THE INTERNATIONAL SMALL CAP TRUST SEEKS TO PROVIDE LONG-TERM CAPITAL APPRECIATION.

(4) THE EMERGING SMALL COMPANY TRUST SEEKS TO PROVIDE MAXIMUM CAPITAL APPRECIATION.

(5)  THE PILGRIM BAXTER GROWTH TRUST SEEKS TO PROVIDE CAPITAL APPRECIATION.

(6)  THE SMALL/MID CAP TRUST SEEKS TO PROVIDE LONG-TERM CAPITAL APPRECIATION.

(7)  THE INTERNATIONAL STOCK TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL.

(8)  THE WORLDWIDE GROWTH TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL.

(9)  THE GLOBAL EQUITY TRUST SEEKS TO PROVIDE LONG-TERM CAPITAL APPRECIATION.

(10) THE SMALL COMPANY VALUE TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPTIAL.

(11) THE EQUITY TRUST SEEKS TO PROVIDE GROWTH OF CAPITAL. CURRENT INCOME IS A SECONDARY CONSIDERATION ALTHOUGH GROWTH OF INCOME MAY ACCOMPANY GROWTH OF CAPITAL.

(12) THE GROWTH TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL.

(13) THE QUANTITATIVE EQUITY TRUST SEEKS TO ACHIEVE INTERMEDIATE AND LONG-TERM GROWTH THROUGH CAPITAL APPRECIATION AND CURRENT INCOME.




                                    Page 3.6

                POLICY INFORMATION (CONTINUED) - POLICY 1,234,567

                            LIST OF INVESTMENT FUNDS


(14) THE EQUITY INDEX TRUST SEEKS TO ACHIEVE INVESTMENT RESULTS WHICH APPROXIMATE THE TOTAL RETURN OF PUBLICLY TRADED COMMON STOCKS IN THE AGGREGATE, AS REPRESENTED BY THE STANDARD & POOR'S 500 COMPOSITE STOCK PRICE INDEX.

(15) THE BLUE CHIP GROWTH TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL. CURRENT INCOME IS A SECONDARY OBJECTIVE, AND MANY OF THE STOCKS IN THE PORTFOLIO ARE EXPECTED TO PAY DIVIDENDS.

(16) THE REAL ESTATE SECURITIES TRUST SEEKS TO ACHIEVE A COMBINATION OF LONG-TERM CAPITAL APPRECIATION AND SATISFACTORY CURRENT INCOME.

(17) THE VALUE TRUST SEEKS TO PROVIDE AN ABOVE-AVERAGE TOTAL RETURN OVER A MARKET CYCLE OF THREE TO FIVE YEARS, CONSISTENT WITH REASONABLE RISK.

(18) THE INTERNATIONAL GROWTH AND INCOME TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL AND INCOME.

(19) THE GROWTH AND INCOME TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL AND INCOME CONSISTENT WITH PRUDENT INVESTMENT RISK.

(20) THE EQUITY-INCOME TRUST SEEKS TO PROVIDE SUBSTANTIAL DIVIDEND INCOME AND ALSO LONG-TERM CAPITAL APPRECIATION.

(21) THE BALANCED TRUST SEEKS TO PROVIDE CURRENT INCOME AND CAPITAL
     APPRECIATION.

(22) THE AUTOMATIC ASSET ALLOCATION TRUSTS (AGGRESSIVE, MODERATE AND CONSERVATIVE) SEEK TO OBTAIN THE HIGHEST POTENTIAL TOTAL RETURN CONSISTENT WITH A SPECIFIED LEVEL OF RISK TOLERANCE -- AGGRESSIVE, MODERATE AND CONSERVATIVE.

(23) THE HIGH YIELD TRUST SEEKS TO REALIZE AN ABOVE-AVERAGE TOTAL RETURN OVER A MARKET CYCLE OF THREE TO FIVE YEARS, CONSISTENT WITH REASONABLE RISK.

(24) THE STRATEGIC BOND TRUST SEEKS TO PROVIDE A HIGH LEVEL OF TOTAL RETURN CONSISTENT WITH PRESERVATION OF CAPITAL.

(25) THE GLOBAL GOVERNMENT BOND TRUST SEEKS TO PROVIDE A HIGH LEVEL OF TOTAL RETURN BY PLACING PRIMARY EMPHASIS ON HIGH CURRENT INCOME AND THE PRESERVATION OF CAPITAL.

(26) THE CAPITAL GROWTH BOND TRUST SEEKS TO ACHIEVE GROWTH OF CAPITAL BY INVESTING IN MEDIUM-GRADE OR BETTER DEBT SECURITIES, WITH INCOME AS A SECONDARY CONSIDERATION.

(27) THE INVESTMENT QUALITY BOND TRUST SEEKS TO PROVIDE A HIGH LEVEL OF CURRENT INCOME CONSISTENT WITH THE MAINTENANCE OF PRINCIPAL AND LIQUIDITY.



                              Page 3.6 (continued)

                POLICY INFORMATION (CONTINUED) - POLICY 1,234,567

                            LIST OF INVESTMENT FUNDS


(28) THE U.S. GOVERNMENT SECURITIES TRUST SEEKS TO OBTAIN A HIGH LEVEL OF CURRENT INCOME CONSISTENT WITH PRESERVATION OF CAPITAL AND MAINTENANCE OF LIQUIDITY.

(29) THE MONEY MARKET TRUST SEEKS TO OBTAIN MAXIMUM CURRENT INCOME CONSISTENT WITH PRESERVATION OF PRINCIPAL AND LIQUIDITY.

(30) THE LIFESTYLE AGGRESSIVE 1000 TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL. CURRENT INCOME IS NOT A CONSIDERATION.

(31) THE LIFESTYLE GROWTH 820 TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL WITH CONSIDERATION ALSO GIVEN TO CURRENT INCOME.

(32) THE LIFESTYLE BALANCED 640 TRUST SEEKS TO PROVIDE A BALANCE BETWEEN A HIGH LEVEL OF CURRENT INCOME AND GROWTH OF CAPITAL WITH A GREATER EMPHASIS GIVEN TO CAPITAL GROWTH.

(33) THE LIFESTYLE MODERATE 460 TRUST SEEKS TO PROVIDE A BALANCE BETWEEN A HIGH LEVEL OF CURRENT INCOME AND GROWTH OF CAPITAL WITH A GREATER EMPHASIS GIVEN TO HIGH INCOME.

(34) THE LIFESTYLE CONSERVATIVE 280 TRUST SEEKS TO PROVIDE A HIGH LEVEL OF CURRENT INCOME WITH SOME CONSIDERATION ALSO GIVEN TO GROWTH OF CAPITAL.




                              Page 3.6 (continued)

                                   TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

                                       GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                                                  OF NET AMOUNT AT RISK

                                                MALE, STANDARD NON-SMOKER
    LIFE                                             LIFE                                            LIFE
  INSURED'S                                        INSURED'S                                       INSURED'S
  ATTAINED              MONTHLY                    ATTAINED               MONTHLY                   ATTAINED          MONTHLY
    AGE                  RATE                         AGE                  RATE                       AGE               RATE
                           $                                               $                                              $
     0                   0.3483                       35                 0.1408                        70              2.8858
     1                   0.0891                       36                 0.1475                        71              3.1925
     2                   0.0825                       37                 0.1566                        72              3.5466
     3                   0.0816                       38                 0.1666                        73              3.9533
     4                   0.0791                       39                 0.1783                        74              4.4100
     5                   0.0750                       40                 0.1908                        75              4.9000
     6                   0.0716                       41                 0.2058                        76              5.4216
     7                   0.0666                       42                 0.2208                        77              5.9700
     8                   0.0633                       43                 0.2383                        78              6.5391
     9                   0.0616                       44                 0.2558                        79              7.1433
    10                   0.0608                       45                 0.2766                        80              7.8058
    11                   0.0641                       46                 0.2991                        81              8.5433
    12                   0.0708                       47                 0.3233                        82              9.3766
    13                   0.0825                       48                 0.3491                        83             10.3158
    14                   0.0958                       49                 0.3783                        84             11.3425
    15                   0.1075                       50                 0.4091                        85             12.4333
    16                   0.1191                       51                 0.4458                        86             13.5666
    17                   0.1283                       52                 0.4883                        87             14.7325
    18                   0.1333                       53                 0.5358                        88             15.9075
    19                   0.1383                       54                 0.5908                        89             17.1075
    20                   0.1400                       55                 0.6516                        90             18.3491
    21                   0.1391                       56                 0.7191                        91             19.6533
    22                   0.1366                       57                 0.7908                        92             21.0625
    23                   0.1341                       58                 0.8683                        93             22.6358
    24                   0.1308                       59                 0.9558                        94             24.6375
    25                   0.1266                       60                 1.0533                        95             27.4966
    26                   0.1233                       61                 1.1616                        96             32.0458
    27                   0.1216                       62                 1.2850                        97             40.0166
    28                   0.1200                       63                 1.4258                        98             54.8316
    29                   0.1200                       64                 1.5850                        99             83.3333
    30                   0.1200                       65                 1.7608
    31                   0.1225                       66                 1.9500
    32                   0.1250                       67                 2.1550
    33                   0.1291                       68                 2.3750
    34                   0.1341                       69                 2.6150


     The above rates will be adjusted for any Additional Rate shown in the Policy Information section.


0644-04Cua                           Page 4

                                   DEFINITIONS

AGE at a specific date means age on the nearest birthday. If no specific date is mentioned, age means the life insured's age on the Policy Anniversary nearest to the birthday.

BUSINESS DAY is any day that the New York Stock Exchange is open for trading, and trading is not restricted. The net asset value of the underlying shares of a sub-account will be determined on each Business Day.

CASH SURRENDER VALUE is the Policy Value less the deferred sales charge, the deferred underwriting charge and any outstanding monthly deductions due.

EFFECTIVE DATE is the date we become obligated under this policy and when we take the first monthly deductions. It is the later of the date our underwriters approve issuance of this policy, or the date we receive at least the initial premium at our Service Office.

GUARANTEED INTEREST ACCOUNT is that part of the Policy Value that reflects the value you have in our general account.

GROSS SINGLE PREMIUM is the amount of premium necessary to endow the policy at the age the Death Benefit Guarantee terminates, assuming an annual interest rate of 4% and current charges.

GUIDELINE ANNUAL PREMIUM (GAP) is used to determine maximum sales charges that may be deducted during the first two Policy Years following issuance of a policy, or an increase in Face Amount.

INVESTMENT ACCOUNT is that part of the Policy Value that reflects the value you have in one of the sub-accounts.

LOAN ACCOUNT is that part of the Policy Value that reflects the value you have transferred from the Guaranteed Interest Account or the Investment Accounts as collateral for a policy loan.

NET CASH SURRENDER VALUE is the Cash Surrender Value less the Policy Debt.

NET POLICY VALUE is the Policy Value less the value in the Loan Account.

NET PREMIUM is the gross premium less the deductions for state, local and federal taxes. It is the amount of premium allocated to the Guaranteed Interest Account or Investment Accounts.

POLICY DEBT is the aggregate amount of policy loans, including borrowed interest, less any loan repayments.

POLICY VALUE is the sum of the values in the Loan Account, the Guaranteed Interest Account and the Investment Accounts.

POLICY YEARS, POLICY MONTHS and POLICY ANNIVERSARIES are determined from the Policy Date shown on Page 3.

SEPARATE ACCOUNT refers to Separate Account Three of The Manufacturers Life Insurance Company of America.

SERVICE OFFICE is the office that we designate to service this policy.

SUB-ACCOUNT refers to one of the sub-accounts of the Separate Account.

SURRENDER CHARGE PERIOD is the period following issuance of the policy or following any increase in Face Amount during which we will assess surrender charges. Surrender charges will apply during this period if you surrender or lapse the policy, decrease the Face Amount or make a partial withdrawal.

WRITTEN REQUEST must be in a form satisfactory to us, signed and dated by you, and filed at our Service Office.


0644-053ua                           Page 5

                               PAYMENT OF PREMIUMS

Premiums are payable during the life insured's lifetime. They are payable on or before their due dates at our Service Office. On request, we will give you a receipt signed by one of our officers. The Planned Premium you requested in the application is shown in the Policy Information Section.

The initial premium is due on the Policy Date. The minimum amount required for the initial premium is one-twelfth of the Minimum Annual Premium shown in the Policy Information section.

You may pay subsequent premiums in any amount and at any frequency, subject to the following:

(a)  premium payments are due at the beginning of each Policy Month,

(b) no premium payment may be less than the Minimum Payment Amount shown in the Policy Information section. We may change this amount 90 days after we send you written notice of the change;

(c) we have the right to refuse or refund any premium payments that may cause this policy to fail to qualify as life insurance under applicable tax law; and

(d) the sum of the premiums paid into this policy at any time may not exceed the guideline premium limitation as of such time. The guideline premium limitation is, as of any date, the greater of:

     (1)  the Guideline Single Premium, or

     (2)  the sum of the Guideline Level Premiums to such date.

The Guideline Single Premium and the Guideline Level Premium are shown in the Policy Information section.

MINIMUM PREMIUM. The minimum premium is the amount due at the beginning of each Policy Month to meet the Cumulative Premium Test described below. If the Death Benefit Guarantee is not in effect, premium payments in addition to the minimum premiums may be required to keep this policy in force. The minimum premium as an annualized amount is shown in the Policy Information section. The minimum premium may change if:

(a)  you change the Face Amount or Death Benefit Option;

(b)  you add, change or terminate a Supplementary Benefit;

(c)  your rate class changes; or

(d) we add or terminate a temporary additional rate. We will inform you of any changes in the minimum premium.

CUMULATIVE PREMIUM TEST. We will apply a Cumulative Premium Test to your policy at the beginning of each Policy Month. Your policy will satisfy the test if (a) is greater than (b), where:

(a) is the sum of all premiums paid, less any partial withdrawals and any policy debt; and

(b)  is the sum of minimum monthly premiums due since the Policy Date.

Satisfaction of the Cumulative Premium Test during the first three Policy Years, and subsequently, if your policy is issued and maintained with a face amount of at least $250,000, will keep the Death Benefit Guarantee in effect. See the Death Benefit Guarantee section of this provision for the age at which the guarantee terminates.

                                   (continued)


0644-063ua                           Page 6

If in any Policy Month the policy does not satisfy the Cumulative Premium Test, we will notify you of the amount required to keep the Death Benefit Guarantee in force. This amount will be the minimum premium for that Policy Month plus the minimum premium for the next two Policy Months.

If we do not receive the required amount within 61 days from the date it is due, the Death Benefit Guarantee will be discontinued unless, if applicable, the Fund Value Test is satisfied.

FUND VALUE TEST. The Fund Value Test is applicable if your policy is issued and maintained with a face amount of at least $250,000. We will apply this test if your policy does not satisfy the Cumulative Premium Test at any time after the tenth Policy Anniversary.

We will apply the Fund Value Test to your policy at the beginning of each Policy Month. Your policy will satisfy the Fund Value Test if the Net Policy Value is equal to or greater than the Gross Single Premium necessary to endow the Policy at the age the Death Benefit Guarantee terminates. See the Death Benefit Guarantee section of this provision.

We will notify you if your policy does not satisfy the Fund Value Test. We will also allow a 61-day grace period for you to pay the premium that is required to keep the Death Benefit Guarantee in effect. The required payment will be equal to the amount needed to satisfy the Cumulative Premium Test, plus the Minimum Monthly Premium due for the next two Policy Months. If we do not receive the required payment by the end of the 61-day grace period, the Death Benefit Guarantee will terminate.

DEATH BENEFIT GUARANTEE. We guarantee that this Policy will not go into default while the Death Benefit Guarantee is in effect. This will apply even if the policy's Net Cash Surrender Value falls below the amount needed to pay the Monthly Deductions due. The Death Benefit Guarantee will remain in effect until the third Policy Anniversary, provided the policy satisfies the Cumulative Premium Test. After the third Policy Anniversary, continuation of the Death Benefit Guarantee will be subject to the following:

(a) the policy must be issued and maintained with a Face Amount of at least $250,000;

(b) the policy must continue to satisfy the Cumulative Premium Test or, if applicable, the Fund Value Test; and

(c) the guarantee will terminate at the life insured's age 100 if Death Benefit Option 1 was always in effect under the policy. If Death Benefit Option 2 was in effect at any time, the guarantee will terminate at age 85.

While the Death Benefit Guarantee is in force, we will continue to make Monthly Deductions from your Net Policy Value. We will not allow your Net Policy Value to go below zero. If any amount is outstanding after the deductions, we will deduct the outstanding amount from your next premium payment.

Once the Death Benefit Guarantee terminates, it cannot be reinstated.

DEFAULT. Unless the Death Benefit Guarantee is in effect, the policy will go into default if, at the beginning of any Policy Month, the Net Cash Surrender Value would go below zero after we take the Monthly Deductions that are due. The policy will not go into default if it qualifies for the Death Benefit Guarantee.

GRACE PERIOD. We will allow 61 days from the date that the policy goes into default, for you to pay the amount that is required to bring the policy out of default. We will send you a notice specifying the required amount. The amount is equal to (a) plus (b), where:

                                  (continued)


0644-072ua                           Page 7

(a) is the amount necessary to bring the Net Cash Surrender Value to zero, if it is less than zero at the date of default; and

(b)  is the monthly deductions due, plus the next two monthly deductions.

If the life insured dies during the grace period, we will pay the Insurance Benefit. The amount of the benefit will be as defined in the Insurance Benefit provision, with the following modifications:

(a) we will reduce the Insurance Benefit by any outstanding Monthly Deductions due; and

(b) in calculating the Death Benefit, we will use the Policy Value as of the default date.

                                   TERMINATION

This policy terminates on the earliest of the following dates:

(a) at the end of the grace period for which you have not paid any amount that is due;

(b)  on the date you surrender the policy for its Net Cash Surrender Value; or

(c)  on the date the life insured dies.

We will pay you the Net Cash Surrender Value as of the date of termination, less the Monthly Deductions then due. The payment will be subject to the Deferred Sales Charge Limitation provision.


                                  REINSTATEMENT

You can reinstate this policy only if it terminated at the end of a grace period in which you did not make a required payment. You can reinstate the policy within five years of the termination date if you:

(a)  make a Written Request for reinstatement;

(b) provide us with written evidence of the life insured's insurability that is satisfactory to us;

(c) pay a premium equal to the amount that was required during the 61-day grace period following default; and

(d) repay any amount we had paid in connection with the termination of the policy.

If we approve your request, your policy reinstatement date will be the later of the date of your request or the date we receive the required payment at our Service Office.

                                INSURANCE BENEFIT

If the life insured dies while the policy is in force, we will pay the Insurance Benefit on receiving due proof of death, subject to the Age And Sex, Suicide and Validity provisions. If the life insured dies after we receive your request for surrender, there will be no Insurance Benefit. We will pay the amount payable under the Surrender For Cash provision instead.

INSURANCE BENEFIT.  The Insurance Benefit payable is:

        (a)  the Death Benefit as described below,
plus    (b)  any amounts payable under any Supplementary Benefits that are a part of the policy,
less    (c)  the value of the Loan Account at the date of death.

                                   (continued)



0644-082ua                           Page 8

DEATH BENEFIT. The Death Benefit will depend on whether Death Benefit Option 1 or 2 is in effect on the date of death.

Under Option 1, the Death Benefit is the greater of (a) and (b), where:

(a) is the Face Amount of the policy at the date of the life insured's death, and

(b) is the Policy Value at the date of death, multiplied by the applicable percentage as shown in the table below.

Under Option 2, the Death Benefit is the greater of (a) and (b), where:

(a) is the Face Amount of the policy, plus the Policy Value at the date of the life insured's death, and

(b) is the Policy Value at the date of death, multiplied by the applicable percentage as shown in the table below.


    * Age           Applicable Percentage
    -----           ---------------------
40 and under               250%
      45                   215%
      50                   185%
      55                   150%
      60                   130%
      65                   120%
      70                   115%
      75                   105%
      90                   105%
95 and above               100%

* For ages not shown, the Applicable Percentage can be found by interpolation.

INTEREST. We will pay the Insurance Benefit in one lump sum with interest calculated from the date of death to the date of payment. The rate will be at least the minimum required by the law of the state in which this policy was delivered. If the state does not specify the interest rate, we will use the rate for Insurance Benefits left on deposit with us.

                                  POLICY VALUE

NET PREMIUMS ADDED. On the Business Day we receive your premium payments at our Service Office, we add your Net Premium to your Policy Value. We will do this before we take any deductions due on that Business Day. On the Business Day coincident with or next following the Effective Date, we will add Net Premiums received before the Effective Date into your Policy Value.

MONTHLY DEDUCTIONS. A deduction is due from your Policy at the beginning of each Policy Month. The deduction covers monthly administrative charges and the cost to provide the insurance coverage. Monthly Deductions are due until the life insured's age 100.

On the Effective Date, we will take the Monthly Deductions that are due prior to the Effective Date. We will take the Monthly Deductions that are due on or after the Effective Date on the date they are due.

The deduction for any Policy Month is the sum of the following amounts determined at the beginning of that month:

(a) The Monthly Administrative Charge shown in the Table Of Expense Charges in the Policy Information section,

(b) The Mortality and Expense Risks Charge shown in the Table Of Expense Charges in the Policy Information section,

(c)  The monthly Cost of Insurance for the life insured, and

(d) The monthly cost of any Supplementary Benefits that are a part of this policy, as determined in accordance with such Supplementary Benefit.

                                   (continued)


0644-092ua                           Page 9

COST OF INSURANCE. The Cost Of Insurance for a specific Policy Month is the rate for the Cost Of Insurance for that month, as described below, multiplied by the net amount at risk

The net amount at risk is equal to the result of (a) minus (b), where:

(a) is the Death Benefit on the first day of the month, divided by the Death Benefit Discount Factor shown in the Policy Information section; and

(b)  is the Policy Value on the first day of the month.

The rates for the Cost of Insurance, on the Policy Date, and subsequently for each increase, are based on the life insured's age, sex, rate class, and the duration that the coverage has been in force. We will determine Cost of Insurance rates from time to time, on a basis that does not discriminate unfairly within any class of lives insured.

The Cost of Insurance calculation will reflect any Additional Rate shown in the Policy Information section. The Cost of Insurance rates will never exceed those shown in the Table Of Guaranteed Maximum Cost Of Insurance Rates on page 4, plus any Additional Rate.

OTHER DEDUCTIONS. We also make the following deductions from your Policy Value as they occur.

We deduct a Deferred Underwriting Charge and a Deferred Sales Charge if any of the following occurs during the Surrender Charge Period. If you,

(a)  give up the policy for its Net Cash Surrender Value,

(b)  make a partial withdrawal of the Net Cash Surrender Value,

(c)  reduce the face amount of insurance, or

(d) do not pay an amount due at the end of a grace period, and the policy terminates.

See the Surrender For Cash provision for details.

                            POLICY VALUE COMPOSITION

Your Policy Value at any time is equal to the sum of the values you have in the Loan Account, the Guaranteed Interest Account and the Investment Accounts.

LOAN ACCOUNT VALUE. You can get a loan on this policy under certain conditions. When you take out a loan, we transfer the amount of the loan from the Guaranteed Interest Account and/or one or more of the Investment Accounts, into the Loan Account. For details of the Loan Account see the Policy Loan Conditions provision.

GUARANTEED INTEREST ACCOUNT VALUE. The amount you have in the Guaranteed Interest Account at any time equals:

(a)  Net Premiums allocated to it, plus

(b)  amounts transferred to it, plus

(c)  interest credited to it, less

(d)  amounts deducted from it, less

(e)  amounts transferred from it, less

(f)  amounts withdrawn from it.

We will credit interest to amounts in the Guaranteed Interest Account, at an annual rate of no less than 4%. We will set the actual rates from time to time. For all transactions, we calculate interest from the date of the transaction.

                                  (continued)


0644-102ua                          Page 10

INVESTMENT ACCOUNTS VALUE. The amount you have in an Investment Account at any time equals the number of units in that Investment Account, multiplied by the unit value of the corresponding Sub-Account at that time.

The number of units in an Investment Account at any time equals (a) minus (b), where:

(a)  is the number of units credited to the Investment Account because of

     (1)  Net Premiums allocated to it,

     (2)  amounts transferred to it; and

(b)  is the number of units canceled from the Investment Account because of

     (1)  amounts deducted from it,

     (2)  amounts transferred from it, and

     (3)  amounts withdrawn from it.

The number of units credited or canceled for a given transaction is equal to the dollar amount of the transaction, divided by the unit value on the Business Day of the transaction.

SEPARATE ACCOUNT AND SUB ACCOUNTS. The Separate Account is authorized to invest in the shares of Manulife Series Fund, Inc., an open-end diversified management investment company. Each Sub-Account of the Separate Account purchases shares of a corresponding Fund of Manulife Series Fund, Inc. The Funds are listed in the Policy Information section.

FUND SUBSTITUTION. A Fund might, in our judgment, become unsuitable for investment by a Sub-Account. This might happen because of a change of investment policy; or a change in the applicable laws or regulations; or because the shares are no longer available for investment; or for some other reason. If a Fund becomes unsuitable for investment, we have the right to substitute another Fund or another management investment company. Before doing this, we would first seek, where required, approval from the Securities and Exchange Commission and the Insurance Commissioner of the state in which this policy is delivered.

To the extent permitted by applicable federal and state law, we also have the right, without your approval, to:

(a)  create new separate accounts;

(b)  combine any two or more separate accounts including the Separate Account;

(c) make available additional Sub-Accounts investing in additional Funds of Manulife Series Fund, Inc.;

(d) operate the Separate Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law;

(e)  de-register the Separate Account under the Investment Company Act of 1940;
     and

(f)  transfer assets between the Separate Account and other separate accounts.

The investment objectives of the Separate Account will not be changed materially without first filing the change with the Insurance Commissioner of our state of domicile. We will inform you of any changes deemed to be material.

UNIT VALUES. We will determine the unit values for each Sub-Account at the end of each Business Day. We will deem each Business Day to end at the time we determine the net asset value of the underlying shares held by the Sub-Account. When we need to determine a Policy Value or an amount after the end of a Business Day, or on a day that is not a Business Day, we will do so on the next Business Day.

                                  (continued)


0644-111ua                          Page 11

The unit value for each Sub-Account was established at $10 for the first Business Day that an amount was allocated, or transferred to the particular Sub-Account. For any subsequent Business Day, the unit value for that Sub-Account is obtained by multiplying the unit value for the immediately preceding Business Day by the net investment factor for the particular Sub-Account on such subsequent Business Day.

NET INVESTMENT FACTOR. The net investment factor for a Sub-Account on any Business Day is equal to (a) divided by (b), where:

(a) is the net asset value of the underlying Fund shares held by that Sub-Account at the end of such Business Day before any policy transactions are made on that day; and

(b) is the net asset value of the underlying Fund shares held by that Sub-Account at the end of the immediately preceding Business Day after all policy transactions were made for that day.

We reserve the right to adjust the above formula for any taxes determined by us to be attributable to the operations of the Sub-Account.

ASSETS. The assets held in each Sub-Account are used to support the Policy Values of Single and Flexible Premium Variable Life Insurance policies. The Separate Account will be used to fund only variable life insurance benefits.

Income, gains and losses of the Separate Account are credited to, or charged against, the applicable Sub-Accounts without regard to our other income, gains and losses.

The assets of the Separate Account are our property. The part of the assets that is equal to the Investment Account values in respect of all Single and Flexible Premium Variable Life Insurance policies will not be charged with liabilities from any other business we conduct. We can transfer any Separate Account assets in excess of those Investment Account values to our general account.

                               INVESTMENT OPTIONS

ALLOCATIONS. You may allocate Net Premiums to the Guaranteed Interest Account or any of the Investment Accounts. Unless you change the initial premium allocation specified in your application for this policy, it will continue to apply to subsequent premium payments.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the allocation percentages must equal 100. You may change the allocation percentages by Written Request to our Service Office. The change will take effect on the date we receive your request at our Service Office.

                                  (continued)


0644-121ua                          Page 12

We will take monthly deductions from the Guaranteed Interest Account and the Investment Accounts in the same proportion that the Policy Value in each of these accounts bears to the Net Policy Value.

TRANSFERS. By Written Request you may transfer portions of your Policy Value among the Investment Accounts and the Guaranteed Interest Account. We will also permit telephone transfers if a currently valid authorization form is on file with us. All transfers are subject to the following restrictions:

(a) You are permitted to make two transfers each Policy Month. There is no charge for the first transfer. The Transfer Fee shown in the Policy Information section will apply if you make the second transfer. We will consider all transfer requests received on the same Business Day as one transfer.

(b) The Minimum Transfer Amount is shown in the Policy Information section. If the Policy Value in the account from which an amount is being transferred is less than the Minimum Transfer Amount, we will transfer the entire amount in the account.

(c) The maximum amount that you can transfer out of the Guaranteed Interest Account in any one Policy Year is limited to the greater of:

     (1) the Maximum Guaranteed Interest Account Transfer Percentage shown in the Policy Information section, multiplied by the value in the Guaranteed Interest Account at the previous Policy Anniversary; and

     (2)  the Minimum Transfer Amount shown in the Policy Information section.

(d) Any transfer out of the Guaranteed Interest Account may not involve a transfer to the Investment Account for the Money-Market Fund.

(e) If a transfer would result in more than a 5% reduction in the number of shares outstanding at the close of the previous Business Day in the underlying Fund of a Sub-Account, we can decline the transfer. If at a later date you wish to make a previously declined transfer, we will require a new transfer request.

                             POLICY LOAN CONDITIONS

POLICY DEBT. The policy debt as of any date equals (a) plus (b), minus (c), where:
(a)  is the total amount of loans borrowed as of such date,

(b) is the total amount of loan interest charges which have been borrowed as of such date, and

(c)  is the total amount of loan repayments as of such date.

MODIFIED POLICY DEBT. The modified policy debt as of any date equals the policy debt as of such date, plus the loan interest to be charged to the next Policy Anniversary. All are discounted from the next Policy Anniversary back to such date at an annual rate of 4%.

AVAILABLE LOAN VALUE. While this policy is in force, you may obtain a loan from us by Written Request. We may require a loan agreement from you as the policy is the only security for the loan. On the date you take out a new loan, the amount of the new loan cannot be greater than the amount which would cause the Modified Policy Debt to equal the loan value as of that date. A loan must be for at least the Minimum Loan Amount shown in the Policy Information Section.

                                  (continued)


0644-132ua                          Page 13

The loan value on any date is the Cash Surrender Value, less the monthly deductions due to the next Policy Anniversary.

TYPES OF LOAN. Select and Regular loans are available under this policy.

Select Loans are available beginning on the later of the tenth Policy Anniversary and the life insured's Age 55. The amount available annually on a Select Loan basis is equal to 12% of the Net Cash Surrender Value at the previous Policy Anniversary. This amount applies to existing and new loan amounts.

Regular Loans are all loans taken out prior to the Select Loan period, and loans taken out at any time in excess of the Select Loan amount.

LOAN ACCOUNT. When you take out a loan, or when loan interest charges are borrowed, we transfer amounts from the Guaranteed Interest Account and/ or one or more of the Investment Accounts into the Loan Account. The total amount transferred is the difference between the Loan Account before the transfer and the Modified Policy Debt as of the transfer date, so that the Loan Account value after the transfer is the same as the Modified Policy Debt.

You may tell us how much of the transfer you wish to allocate to your value in the Guaranteed Interest Account and each of the Investment Accounts. If you do not tell us, we will allocate the transfer based on the proportion that your value in the Guaranteed Interest Account and your value in the Investment Accounts bear to the Net Policy Value.

When a transfer is allocated to an Investment Account, we will cancel units of that Investment Account sufficient in value to cover the allocated amount. These transfers do not count as a transfer for purposes of the Transfers section of the Investment Options provision.

LOAN INTEREST CHARGED. Interest will accrue daily on the policy debt, and is charged to the Loan Account annually in arrears at each Policy Anniversary. In the event that you do not pay the loan interest charged, it will be borrowed against the policy. The annual Loan Interest Charged rate is 5.75%.

LOAN INTEREST CREDITED. We will credit interest daily to amounts in the Loan Account at an annual rate of no less than 4%. The actual interest will accrue at a different rate on Regular and Select Loan amounts. The rate at which interest is credited is calculated by subtracting the Loan Interest Credited Differential shown in the Policy Information section from the Loan Interest Charged rate.

We may reduce the Loan Interest Credited Differential on Regular Loans 90 days after we send you written notice of the change.

We will increase the Loan Interest Credited Differential on Select Loans if at any time it is determined that the differential would cause a Select Loan to be taxable under any applicable ruling, regulation or court decision. We will increase the differential to either of the following amounts, and send you written notice of the change:

(a) the amount that may be prescribed in the ruling, regulation or court decision; or

(b) if no amount is prescribed, an amount that we consider to be more likely to result in the transaction being treated as loan under federal tax law.

Any change in the Loan Interest Credited Differential on Regular or Select Loans will apply to loans you take out after the change.

LOAN ACCOUNT ADJUSTMENTS. We will adjust the value of the Loan Account when you take out a loan. We will also make an adjustment at other specified events listed below. When we adjust the Loan Account, the difference between:

(a)  the Loan Account before any adjustment; and

(b)  the Modified Policy Debt at the time of adjustment,

                                   (continued)


0644-142ua                          Page 14
is transferred between the Loan Account and the Investment Accounts, or the Guaranteed Interest Account.

The amount transferred to or from the Loan Account will be such that the value of the Loan Account is equal to the Modified Policy Debt after the adjustment.

The specified events which cause an adjustment to the Loan Account are:

(a)  a Policy Anniversary,

(b)  a partial or full loan repayment,

(c)  a new loan being taken out, or

(d)  when an amount is needed to meet a monthly deduction.

A loan repayment may be implicit in that the policy debt is effectively repaid upon termination of the policy. The policy terminates upon the death of the life insured, or upon the surrender or lapse of the policy. In each of these instances, we will adjust the Loan Account with any excess of the Loan Account over the Modified Policy Debt.

Except as noted below in the Loan Repayment section, amounts transferred from the Loan Account will be allocated to the Guaranteed Interest Account and to the Investment Accounts in the same proportion that the value in the corresponding Loan Sub-Account bears to the value of the Loan Account. A Loan Sub-Account exists for each Investment Account and for the Guaranteed Interest Account. Amounts transferred to the Loan Account are allocated to the appropriate Loan Sub-Account to reflect the account from which the transfer was made.

LOAN REPAYMENT. You may repay the policy debt in whole or in part at any time prior to the death of the life insured, and while the policy is in force. When you repay a loan, we credit the amount to the Loan Account, and make a transfer to the Guaranteed Interest Account or the Investment Accounts, so that the Loan Account at that time equals the Modified Policy Debt.

We will allocate loan repayments as follows:

(a) first to the Guaranteed Interest Account, until the associated Loan Sub-Account is reduced to zero,

(b) then to each Investment Account in the same proportion that the value in the corresponding Loan Sub-Account bears to the value of the Loan Account.

While a loan exists, we will treat the amounts you pay as premiums unless you request in writing that they be treated as loan repayments.

              CHANGING THE DEATH BENEFIT OPTION OR THE FACE AMOUNT

You may change your Death Benefit Option or your Face Amount of insurance by Written Request. The applicable restrictions and conditions are noted below for each type of change.

A change in Death Benefit Option or Face Amount of insurance will cause a change in the Guideline Single Premium and Guideline Level Premium. We will inform you of the new Guideline Single Premium and Guideline Level Premium amounts. We reserve the right to limit any changes that would cause this policy to fail to qualify as life insurance for tax purposes.

CHANGES IN DEATH BENEFIT OPTION. You may change your Death Benefit Option after the second Policy Anniversary. Changes will take effect at the beginning of the Policy Month following the date we receive your Written Request, provided we receive at least 30 days prior notice.

                                   (continued)


0644-152ua                          Page 15

CHANGE FROM DEATH BENEFIT OPTION 1 TO OPTION 2. The face amount of insurance after the change from Option 1 to Option 2 will be (a) minus (b), where:

(a)  is the Face Amount of insurance immediately before the change, and

(b)  is the Policy Value on the effective date of the change.

We will not allow the change in Death Benefit Option if it would cause the Face Amount to decrease below the minimum shown in the Policy Information section.

CHANGE FROM DEATH BENEFIT OPTION 2 TO OPTION 1. The Face Amount of insurance after the change from Option 2 to Option 1 will be (a) plus (b), where:

(a)  is the Face Amount of insurance immediately before the change, and

(b)  is the Policy Value on the effective date of the change.

We require satisfactory evidence of insurability to change the death benefit from Option 2 to Option 1. An increase in Face Amount resulting from a change in death benefit will not have any Deferred Underwriting Charge or Deferred Sales Charge associated with it.

DECREASE IN FACE AMOUNT. You may decrease the Face Amount of insurance once during each Policy Year after the second Policy Anniversary. You may not decrease a prior increase during the two Policy Years following such increase. A decrease in Face Amount will take effect at the beginning of the Policy Month following the date we receive your Written Request, provided we had at least 30 days prior notice. If we did not get sufficient notice, the decrease will be effective on the next Policy Month.

The minimum Face Amount Decrease is shown in the Policy Information section. We may change this amount 90 days after we send you written notice of the change. We will not allow a decrease if it would cause the Face Amount to go below the Minimum Face Amount shown in the Policy Information section.

A decrease in Face Amount will reduce the Face Amount in the following order:

(a) the Face Amount provided by the most recent increase will decrease first, followed by

(b)  the next most recent increase until all increases are reduced, then

(c)  the initial Face Amount.

If you decrease the initial Face Amount or an increase in Face Amount during the Surrender Charge Period, we will deduct a Deferred Underwriting Charge and a Deferred Sales Charge from the Policy Value. See the Decreases in Face Amount Section of the Surrender For Cash provision for details.

INCREASE IN FACE AMOUNT. You may increase the Face Amount of insurance once during each Policy Year after the second Policy Anniversary. You will need to provide us with satisfactory evidence of insurability.

An increase in Face Amount will take effect at the beginning of the Policy Month following the date we approve your request. An increase may be canceled, but not decreased, at any time during the two Policy Years following the increase. The cancellation will be subject to the Deferred Sales Charge Limitation section of the Surrender For Cash provision.


                                   (continued)


0644-162ua                          Page 16

We reserve the right to refuse increases if the life insured's age at the effective date of the increase is greater than the maximum issue age for new policies at that time. The Minimum Face Amount Increase is shown in the Policy Information section. We may change this amount 90 days after we send you written notice of the change.

The amount of insurance will increase in the following order:

(a) we will restore the amount reduced by the most recent decrease first, followed by

(b)  the next most recent decrease until all decreases are restored, then

(c)  we will add the new amount of insurance.

There will be no new Deferred Underwriting Charge or Deferred Sales Charge associated with increases due to (a) or (b) above. However, there will be a new GAP and Target Premium amount, as well as a new Deferred Underwriting Charge and Deferred Sales Charge associated with the increase in Face Amount under (c). We will inform you of the new amounts at the time of the increase in Face Amount.

You will not necessarily have to pay additional premium with an increase in Face Amount. If the Death Benefit Guarantee is not in force, the new Deferred Underwriting Charge and Deferred Sales Charge may require an additional premium payment to prevent the policy from going into default.

For Deferred Sales Charge purposes, the premiums attributable to the increase in Face Amount at any time will be equal to (a) plus (b), where:

(a) is the proportion of the Policy Value on the date of the increase attributable to the increase; and

(b) is the proportion of the premiums received on or after the date of increase attributable to the increase.

The proportion of Policy Value or premiums attributable to the increase will equal the ratio of (a) to (b),where:

(a)  is the GAP for the increase, and

(b) is the sum of the GAPs for the initial Face Amount and all increases, including the requested increase.

After an increase in Face Amount the proportion of each premium attributable to the initial Face Amount is equal to the ratio of (a) to (b), where:

(a)  is the GAP for the initial Face Amount, and

(b) is the sum of the GAPs for the initial Face Amount and all increases in effect at that time.

                               SURRENDER FOR CASH

CASH SURRENDER VALUE. The Cash Surrender Value on any date is equal to (a) minus
(b), where:

(a)  is the Policy Value on that date, and

(b) is the sum of any Deferred Sales Charge, Deferred Underwriting Charge, and any outstanding monthly deductions.

NET CASH SURRENDER VALUE. The Net Cash Surrender Value is equal to the Cash Surrender Value, less the Policy Debt. You may surrender this policy for its Net Cash Surrender Value at any time while the life insured is living. We will determine the Net Cash Surrender Value at the end of the Business Day on which we receive the policy and your Written Request for surrender at our Service Office. After the date of surrender, no insurance will be in force.

                                   (continued)


0644-173ua                          Page 17

DEFERRED UNDERWRITING CHARGE. If you surrender this policy for its Net Cash Surrender Value or if it terminates at the end of a grace period during the Surrender Charge Period, we will deduct a Deferred Underwriting Charge from the Policy Value. A description of the Deferred Underwriting Charge is in the Policy Information section.

DEFERRED SALES CHARGE. If you surrender this policy for its Net Cash Surrender Value or if it terminates at the end of a grace period during the Surrender Charge Period, we will deduct a Deferred Sales Charge from the Policy Value. A description of the Deferred Sales Charge is in the Policy Information section.

DECREASES IN FACE AMOUNT. If you reduce the Face Amount of insurance during the Surrender Charge Period, we will deduct a pro-rata Deferred Underwriting Charge and a pro-rata Deferred Sales Charge from the Policy Value. We will allocate this deduction to the Guaranteed Interest Account and the Investment Accounts in the same manner as monthly deductions. See the Allocations section of the Investment Options provision.

A decrease in Face Amount caused by a change from Death Benefit Option 1 to Option 2 will not incur the pro-rata Deferred Underwriting Charge or the Pro-rata Deferred Sales Charge described below.

CHARGES DEDUCTED FOR DECREASES. The amount of the charges deducted for a decrease in Face Amount is equal to the sum of the pro-rata Deferred Underwriting Charge and the pro-rata Deferred Sales Charge for the initial Face Amount and any previous increase in Face Amount. This amount is the result of
(a) divided by (b), multiplied by (c), where:

(a) is the amount of the decrease in the initial Face Amount or previous increase in Face Amount;

(b) is the amount of the corresponding initial Face Amount or previous increase in Face Amount, prior to the decrease; and

(c) is the Deferred Underwriting Charge and Deferred Sales Charge for the corresponding initial Face Amount or previous increase in Face Amount, immediately prior to the decrease.

See the Charges Remaining After Face Amount Decreases Or Partial Withdrawals section of this provision for a description of the charges remaining after deduction of the pro-rata charges.

PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL. You may request a partial Net Cash Surrender Value withdrawal once each Policy Month after the first two Policy Years. You may make this request provided there is a Net Cash Surrender Value for the policy. The partial Net Cash Surrender Value withdrawal will be made as of the end of the Business Day on which we receive your Written Request.

The minimum amount that you may withdraw is the Minimum Partial Net Cash Surrender Value Withdrawal Amount shown in the Policy Information section. You may specify the accounts from which we should make the partial Net Cash Surrender Value withdrawal. If you do not specify, we will make the withdrawal in the same proportion that the value in the Guaranteed Interest Account and the Investment Accounts bears to the Net Policy Value.

If a partial Net Cash Surrender Value withdrawal is above the Withdrawal Tier Amount and occurs during the Surrender Charge Period, we will deduct a pro-rata Deferred Underwriting Charge and a pro-rata Deferred Sales Charge from the Policy Value.

                                   (continued)


0644-183ua                          Page 18

The Withdrawal Tier Amount at any date is determined as (a) multiplied by (b), where:

(a) is the Partial Withdrawal Percentage shown in the Policy Information section; and

(b)  is the Net Cash Surrender Value at the previous Policy Anniversary.

The portion of a partial Net Cash Surrender Value withdrawal that is considered above the Withdrawal Tier Amount includes all previous partial Net Cash Surrender Value withdrawals that have occurred in the current Policy Year.

If Death Benefit Option 1 is in effect at the time of the withdrawal, then the Face Amount will be reduced by,

(a) the amount of the withdrawal plus the pro-rata Deferred Underwriting Charge and the pro-rata Deferred Sales Charge, if at the time of the withdrawal the Death Benefit equals the Face Amount, otherwise

(b) the amount, if any, by which the withdrawal plus the pro-rata Deferred Underwriting Charge and the pro-rata Deferred Sales Charge exceeds the difference between the Death Benefit and the Face Amount.

If there has been a prior increase in Face Amount, then the Face Amount will be decreased in the same order as if you had requested the decrease. See the Decrease in Face Amount section of the Changing The Death Benefit Option Or The Face Amount provision.

CHARGES DEDUCTED FOR PARTIAL WITHDRAWALS. The amount of the charges deducted for the partial withdrawal will equal the sum of the pro-rata Deferred Underwriting Charge and the pro-rata Deferred Sales Charge for the initial Face Amount and any previous increase in Face Amount. This amount is the result of (a) divided by (b), multiplied by (c), where:

(a) is the amount of the partial Net Cash Surrender Value withdrawal in excess of the Withdrawal Tier Amount;

(b) is the Net Cash Surrender Value prior to the withdrawal, in excess of the Withdrawal Tier Amount; and

(c) is the Deferred Underwriting Charge and Deferred Sales Charge for the corresponding initial face amount or previous increase in Face Amount, immediately prior to the withdrawal.

We will allocate the charges among the Guaranteed Interest Account and the Investment Accounts in the same proportion that the withdrawal from each account bears to the total withdrawal.

If the withdrawal plus the pro-rata Deferred Underwriting Charge and the pro-rata Deferred Sales Charge allocated to a particular account are greater than the value of that account, we will reduce the portion of the withdrawal allocated to that account. We will reduce the allocated portion so that the withdrawal plus the pro-rata charges allocated to the account equal the value of the account.

See the Charges Remaining After Face Amount Decreases Or Partial Withdrawals section of this provision for a description of the charges remaining after deduction of the pro-rata charges.

                                   (continued)


0644-193ua                          Page 19

CHARGES REMAINING AFTER FACE AMOUNT DECREASES OR PARTIAL WITHDRAWALS. Each time we deduct the pro-rata Deferred Underwriting Charge or the pro-rata Deferred Sales Charge for a Face Amount decrease or for a partial withdrawal, we will reduce the remaining Deferred Underwriting Charge and Deferred Sales Charge proportionately.

The remaining Deferred Underwriting Charge will be calculated using the table on Page 3.2 in the Policy Information Section. The actual remaining charge will be the result of (a) divided by (b), multiplied by (c), where:

(a) is the grading percentage applicable to the life insured's issue age and policy duration;

(b) is the grading percentage applicable to the life insured's issue age at the time of the last decrease or partial withdrawal; and

(c) is the remaining Deferred Underwriting Charge prior to the last decrease or partial withdrawal, less the Deferred Underwriting Charge deducted for that decrease or partial withdrawal.

The remaining Deferred Sales Charge will be calculated using the tables on Page
3.3 and Page 3.4 in the Policy Information Section. The actual remaining charge will be the result of (a) divided by (b), multiplied by (c), where:

(a)  is the grading percentage applicable to the policy duration;

(b) is the grading percentage at the time of the last decrease or partial withdrawal; and

(c) is the remaining Deferred Sales Charge prior to the last decrease or partial withdrawal, less the Deferred Sales Charge deducted for that decrease or partial withdrawal.

Until the sum of premiums paid equals or exceeds the Number Of Target Premiums Subject To Deferred Sales Charge multiplied by the Target Premium, subsequent premium payments will increase the remaining Deferred Sales Charge.

DEFERRED SALES CHARGE LIMITATION. If you surrender this policy for its Net Cash Surrender Value in the first two years following issuance of the policy or the date of an increase in Face Amount, we will forego deducting that part of the Deferred Sales Charge that is in excess of the sum of (a), (b) and (c), where:

(a) is 30% of premiums paid, up to the lesser of the Number Of Target Premiums Subject To Deferred Sales Charge, or one GAP, and

(b) is 10% of premiums paid in excess of one GAP, up to the lesser of the Number Of Target Premiums Subject To Deferred Sales Charge, or two GAPs, and

(c) is 9% of premiums paid in excess of two GAPs, up to the Number of Target Premiums Subject To Deferred Sales Charge

The number of Target Premiums Subject To Deferred Sales Charge is shown in the Table Of Expense Charges in the Policy Information Section.

                                  (continued)


0644-203ua                          Page 20

If you cancel an increase in Face Amount during the first two years following the date of the increase, we will not take any part of the Deferred Sales Charge with respect to premiums attributable to that increase, which is in excess of the amount permitted by the above formula. We will deduct the Deferred Sales Charge and the Deferred Underwriting Charge upon cancellation, as described in the Decreases in Face Amount section above.

In this section, premiums refer to the premiums attributable, for Deferred Sales Charge purposes, to the initial Face Amount, or an increase in Face Amount, as appropriate. GAP refers to the Guideline Annual Premium as shown in the Policy Information section for the initial Face Amount, or an increase in Face Amount, as appropriate.

                      RIGHT TO POSTPONE PAYMENT OF BENEFITS

We reserve the right to postpone the payment of Net Cash Surrender Values, partial Net Cash Surrender Value withdrawals, policy loans and the portion of Insurance Benefit that depend on Investment Account values, for any period during which:

(a) the New York Stock Exchange (Exchange) is closed for trading (other than customary week-end and holiday closings), or trading on the Exchange is otherwise restricted;

(b)  an emergency exists as defined by the Securities and Exchange Commission
     (SEC), or the SEC requires that trading be restricted; or

(c)  the SEC permits a delay for the protection of policyholders.

We also reserve the right to postpone payments for up to six months if such payments are based on values that do not depend on the investment performance of the Sub-Accounts.

In addition, we may deny transfers under the circumstances stated in (a), (b) and (c) above, and in the Transfers section of the Investment Options provision.

                   RIGHT TO RETURN POLICY OR CANCEL INCREASES

Within either (1) ten days after you receive your policy; or (2) forty-five days after you sign the application; or (3) ten days after we mail or deliver a notice of right of withdrawal, you can return the policy for cancellation by delivering or mailing it to us or to the agent who sold it. Immediately on delivery or mailing, the policy will be void from the beginning. We will refund in full the premium paid.

If you request an increase in Face Amount which results in a new Deferred Underwriting Charge or Deferred Sales Charge, you have the same rights as described above to cancel the increase. If canceled, the Policy Value, the Deferred Underwriting Charge and the Deferred Sales Charge will be recalculated to the amounts they would have been, had the increase not taken place. You may request a refund for all or a portion of premiums paid during this period. Upon payment of the refund, we will recalculate the Policy Value, the Deferred Underwriting Charge and the Deferred Sales Charge to the amounts they would have been, had the premiums not been paid.

                                   AGE AND SEX

If the life insured's age or sex was misstated in the application, we will change the Face Amount of insurance. The new Face Amount will be determined so that the Death Benefit will be that which the most recent Cost of Insurance deduction would have purchased for the correct age and sex.



0644-211ua                          Page 21

                                     SUICIDE

If the life insured dies by suicide, whether sane or insane, within two years after the Issue Date, we will pay only the premiums paid, less any partial Net Cash Surrender Value withdrawals, less the amount in the Loan Account. If the life insured dies by suicide, whether sane or insane, within two years after the date an increase in Face Amount takes effect, the Death Benefit for that increase will be limited to the monthly deductions for the increase.

                                   BENEFICIARY

The following four sections will apply unless there is a beneficiary appointment in force that provides otherwise.

BENEFICIARY CLASSIFICATION. You can appoint beneficiaries for any Insurance Benefit in three classes: primary, secondary and final. Beneficiaries in the same class will share equally in any Insurance Benefit payable to them.

PAYMENT TO BENEFICIARIES. We will pay the Insurance Benefit:

(a)  to any primary beneficiaries who are alive when the life insured dies; or

(b) if no primary beneficiary is then alive, to any secondary beneficiaries who are then alive; or

(c) if no primary or secondary beneficiary is then alive, to any final beneficiaries who are then alive.

CHANGE OF BENEFICIARY. During the life insured's lifetime you can change the beneficiary by Written Request unless you make an irrevocable designation. We are not responsible if the change does not achieve your purpose. DEATH OF

BENEFICIARY. If no beneficiary is alive when the life insured dies, the Insurance Benefit will belong to you; or to your estate if you are the life insured. If a beneficiary dies before the seventh day after the death of the life insured, we will pay the Insurance Benefit as if the beneficiary had died before the life insured.

                            OWNERSHIP AND ASSIGNMENT

While the life insured is living, you as owner can, without any beneficiary's consent:

(a)  receive any amount payable under your policy;

(b)  exercise all rights and privileges granted by the policy; and

(c)  assign the policy.

An assignment does not bind us until we receive it at our Service Office. We are not responsible for its validity or its effects. It should be filed with us in duplicate. We will return a copy.

TRUSTEE OWNER. Should the owner be a trustee, payment to the trustee(s) of any amount to which the trustee(s) is (are) entitled under the policy, either by death or otherwise, will fully discharge us from all liability under the policy to the extent of the amount so paid.

SUCCESSOR OWNER. Upon the owner's death during the life insured's lifetime, a named successor owner will, if then living, have all the owner's rights and interest in the policy. During the life insured's lifetime, the owner, without the consent of any beneficiary or any successor owner, can cancel or change the designation of successor owner. This may be done from time to time by agreement in writing with us.

                          PROTECTION AGAINST CREDITORS

If permitted by state law, all payments shall be exempt from the debts and contracts of the owners and beneficiaries, and from seizure by court order.


0644-221ua                          Page 22

                          CURRENCY AND PLACE OF PAYMENT

All payments to or by us will be in U.S. currency. We will make payments from our Service Office. We may require proof that the person claiming any payment is entitled to it.

                                    CONTRACT

The policy, application, supplementary benefits, and any endorsements form your whole contract. A copy of the application is attached to the policy and deemed a part of it. We will not be bound by any statement that is not in the application or the policy.

Only our President or one of our Vice-Presidents can agree to amend or modify the policy or waive any of its provisions. Any change must be in writing.

Statements made by you or the life insured are representations, not warranties, unless fraud is involved. We will not use any statement by you or the life insured to deny a claim, unless it is written in the application.

                                    VALIDITY

We cannot contest the validity of your policy after it has been in force during the life insured's lifetime for two years from the Issue Date. We cannot contest the validity of an increase in face amount or an addition of a Supplementary Benefit after such increase or addition has been in force during the life insured's lifetime for two years from the date of such increase or addition.

We can contest after that time limit if the policy has been reinstated and has been in force during the life insured's lifetime for less than two years from the reinstatement date. If this is the case, we can only contest the validity in respect of any fact material to the reinstatement that was misrepresented.

                                NON-PARTICIPATING

Your policy is non-participating. It does not earn dividends.

                             HOW VALUES ARE COMPUTED

We provide Cash Surrender Values that are at least equal to those required by law. A detailed statement of the method of computing the values of this policy has been filed with the insurance department of the state in which this policy is delivered. This statement is available on request from our Service Office.

We base minimum Cash Surrender Values and reserves on the Commissioners 1980 Standard Ordinary Smoker/Non-Smoker Mortality Table. We also use these tables as the basis for determining maximum Cost of Insurance rates. Values are computed at an interest rate of 4% per year.

                                ANNUAL STATEMENT

Within 30 days after each Policy Anniversary, we will send you a report showing:

(a)  the Death Benefit;

(b)  the Policy Value;

(c) the current allocation of money in the Guaranteed Interest Account, the Loan Account and each of the Investment Accounts;

(d)  the value of the units in each chosen Investment Account;

(e)  any Loan Account balance and loan interest charged since the last report;

(f)  the premiums paid and policy transactions for the year; and

(g)  any further information required by law.


0644-231ua                          Page 23

                               TAX CONSIDERATIONS

It is the intent that this policy be considered as life insurance for tax purposes. The Death Benefit is designed to comply with Section 7702 of the Internal Revenue Code of 1986, or any other equivalent section of the Code.

We do not give tax advice and this provision should not be construed to mean that the Death Benefit and Policy Value will be exempt from the future actions of any tax authority.



0644-241ua                          Page 24

--------------------------------------------------------------------------------

        The Manufacturers Life Insurance Company of America
           A stock company


           Service Office: 200 Bloor Street East, Toronto, Canada, M4W 1E5

--------------------------------------------------------------------------------


FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE
POLICY.
ADJUSTABLE DEATH BENEFIT.
FLEXIBLE PREMIUMS PAYABLE DURING THE LIFE INSURED'S LIFETIME.

POLICY VALUES ALLOCATED TO AN INVESTMENT ACCOUNT REFLECT THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNT. INVESTMENT OPTIONS DESCRIBED IN THE "POLICY VALUE COMPOSITION" AND THE "INVESTMENT OPTIONS" PROVISIONS. NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS).

--------------------------------------------------------------------------------

                IMPORTANT  NOTICE

                To claim a benefit or request a change in your policy, contact our nearest representative. Or write to our Service Office at the address above.

                Please tell us promptly of any change in your address.

                WE STRONGLY URGE THAT, BEFORE YOU TAKE ANY ACTION
                TO REPLACE THIS OR ANY OTHER POLICY, YOU ASK THE
                ADVICE OF THE COMPANY THAT ISSUED THE POLICY.

--------------------------------------------------------------------------------
0644ua